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                                                                EXHIBIT 99(A)(3)

                               FORM OF SUMMARY Q&A

                       SUMMARY OF TERMS OF OPTION EXCHANGE

The following summarizes some of the terms and conditions of the offer to exchange options. The following are answers to some of the questions that you may have about this offer. We urge you to carefully read the Offer to Exchange (contained in this packet) because the information in this summary is not complete. We have included references to the relevant sections of the Offer to Exchange where you can find a more complete description of the topics in this summary. If you have any questions, please contact Christina Kincel at ckincel@ventiv.com or (732) 537-4811.

Q:  Which options are eligible to be exchanged?
A: All options that are currently outstanding under our 1999 Stock Option Plan are eligible, except that options held by individuals who are not employees of or consultants to Ventiv Health, Inc. (the "Company") or one of its subsidiaries on the date this Offer to Exchange expires are not eligible. (Section 1)

Q:  Who can participate in the exchange?
A: You can participate in this exchange if you are an employee of or a consultant to the Company or one of its subsidiaries. You must remain an employee of or a consultant to the Company or one of its subsidiaries through the date of grant of the new options in order to receive new options in exchange for existing options. (Section 1)

Q:  Are there conditions to the offer to exchange options?
A: The offer is subject to a number of conditions, including conditions described in Section 6 of the Offer to Exchange. However, the offer is not contingent upon a minimum number of option holders accepting the offer or a minimum number of options being exchanged. (Section 6)

Q: If I elect to exchange any eligible options how many new options will I receive?
A: It is a 1:1 exchange. For example: If you elect to exchange a grant of options to purchase 2,000 shares, you will receive a new option grant entitling you to purchase 2,000 shares. The number of options that you will receive is subject to adjustment for stock splits, stock dividends and other similar events that occur prior to the new option grant date. (Section 1)

Q:  Do I have to exchange all of my stock option grants?
A: No. You can select any or all of your individual option grants. For purposes of this program, an individual option grant is defined as any separate grant you received on a specific date. Please refer to your Options Summary Statement for a listing of your individual option grants. NOTE: If you elect to exchange any of your stock options you will automatically be required to exchange any options that were granted to you between November 30, 2001 and April 30, 2002.

Q: If I elect to exchange an individual option grant, do all of the options have to be exchanged or can I elect to exchange a portion of the options from that grant?
A: You must exchange all of the options from an individual option grant. For example: if you elect to exchange the grant that you received on January 29, 2001 for 1,000 options you must exchange all 1,000 options; you cannot exchange only 500 of those options.

(Section 1)

Q: I had exercised some of the options from my option grant. Can I exchange the remaining options from that grant?
A:  Yes. You can exchange the options that have not been exercised. For example:
If you received a



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grant for 1,000 options and had exercised 250 of those options, then you can exchange the remaining 750 options from that grant.

Q:  Will I have to pay taxes if I exchange my options?
A: All of our options issued under our plan are non-qualified stock options. Accordingly, if you exchange your current eligible options for new options under this offer, you should not be required under current law to recognize taxable income for federal income tax purposes by reason of the exchange, either at the time you surrender your current options or upon the grant or vesting of the new options. We recommend that you consult with your own tax adviser to determine the tax consequences of exchanging options pursuant to the offer. (Section 13)

Q:  If I elect to exchange my options, what is the grant date of my new options?
A: The grant date of your new options will be at least six months and one day after the date that the Company cancels the options accepted for exchange.

Q:  What is the exercise price (strike price or share price) of the new options?
A: The exercise price of the new options will equal the greater of: (1) the fair market value of the Company's common stock on the date of grant of the new options or (2) $4.00. This will be determined based on the last reported sale price of the Company's common stock on the effective date of grant of the new options. NOTE: it is possible that the new options may have a higher exercise
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price than some or all of your current options. (Section 8)

Q:  What is the vesting period of the new options?
A: The new options will vest over the longer of (1) the current vesting schedule of the options that you are exchanging plus an additional six months and one day (i.e. vesting will be suspended for six months and one day until the new options are granted) or (2) a new two-year vesting schedule commencing on the date of issuance of the new options.

If the new vesting schedule is determined to apply, 50% of the new options will be vested as of the date of the issuance of the new options, 25% of the new options will vest on the first anniversary of the date of issuance and 25% of the new options will vest on the second anniversary of the date of issuance.

Q:  What is the expiration date of the new options?
A: Each new option will expire 10 years from the date if the new grant, subject to earlier termination in the event your employment with the Company terminates as set forth in the new option agreements and in the 1999 Stock Option Plan. (Section 1)

Q:  What if I am no longer employed by the Company when new options are granted?
A: In order to receive a new grant you must be an employee of the Company or one of our subsidiaries on the date of grant of the new options. If, for any reason, you are not an employee of the company or one of our subsidiaries from the date that you exchange your stock options through and including the date that we grant the new options, you will not receive new options or any other consideration in exchange for the options you elected to exchange. (Section 1)

Q: What happens to my eligible options if I accept the offer to exchange them for new options?
A: If you accept the offer, all of the eligible option grants you elect to exchange will be cancelled and you will have no further right or interest in those options, whether vested or unvested.

Q:  What happens to the options that I do not elect to exchange?
A: Nothing. Any options that are not exchanged will remain in effect by the terms under which they were granted. The option price, number of options and the vesting schedule will remain unchanged.



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Q:  When does the offer expire? Can the offer be extended, and if so, how will I know that it has been extended?
A: The offer expires on May 31, 2002 at 5 p.m., Eastern Daylight Time, unless we extend it. Although we do not currently intend to do so, we may, in our discretion, extend the offer at any time. (Section 14)

Q:  Once I elect to exchange my options can I change my mind?
A: Yes. After you turn in the Employee Election Form, you can change your election any time by delivering a signed Change in Election Form to Christina Kincel before 5:00 p.m., Eastern Daylight Time, on May 31, 2002 (unless we extend the deadline). After the expiration date you cannot change your election either way.

Q:  When will I receive my new options?
A: The Company will grant the new options on or about the first business day that is at least six months and one day after the date that the options accepted for exchange are cancelled. For example: If exchanged options are cancelled on May 31, 2002, immediately following the expiration of this offer, the grant date of the new options will be on or about December 2, 2002. (Section 5)

Q: If I exchange options in this offer, will I be eligible to receive other option grants before I receive my new options?
A: No. The Company will defer until the grant date for your new options any additional grants that it may, from time to time and in its sole discretion, offer to eligible employees. (Section 11)


Q:  What happens if the Company is acquired before the new options are granted?
A: If we merge or are consolidated with, or sell substantially all of our assets or stock to, another entity (an "extraordinary transaction") before we grant the new options, it would be our intent to negotiate the terms of that change of control transaction in a manner generally consistent with the terms of the offer (for example, by negotiating a commitment from the acquirer that option holders who tender options pursuant to the offer would receive options to purchase securities of the acquiror corresponding to the options they would have received from us under the offer). However, there can be no assurance that we would be successful in negotiating any such arrangement with an acquiring entity. Moreover, we reserve the right to take any actions we deem necessary or appropriate to complete a transaction that our board of directors believes is in our best interest and our stockholders' best interest, including terminating the offer and any obligation to grant the new options. If there is an extraordinary transaction before the new options are granted, there is a risk that you will not be entitled to receive new options even though you cancelled your existing options. An extraordinary transaction will not accelerate the grant date of the new options granted pursuant to the offer. (Section 8)

Q:  What does the Company recommend that I do?
A: Although the Compensation Committee of the Company's Board of Directors has approved this offer, neither the Company nor the Company's Compensation Committee makes any recommendation as to whether or not you should exchange your options. You must make your own decision as to whether to exchange your options. For questions regarding tax implications or other investment-related questions, you should speak with your own legal counsel, accountant and/or other financial advisor. (Section 2)

Q:  What do I need to do?
A: Whether you accept the offer or not, you need to make your election and sign the Employee Election Form. The form must be returned to Christina Kincel as indicated on the form. You should review all of the documentation in this packet before making your election. We will only accept a paper copy of your Employee Election Form; delivery by e-mail will not be accepted. If you cannot deliver your Employee



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Election Form to Christina Kincel, then you should contact Ms. Kincel to make other arrangements.

Q: If I have questions about this offer and need assistance whom should I contact?
A: Please direct all questions to: Christina Kincel, Stock Option Plan Administrator (732) 537-4811 or ckincel@ventiv.com.




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